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Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback Vice President, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES $250 MILLION SENIOR SECURED NOTE OFFERING

        BLOOMFIELD HILLS, Michigan, December 14, 2009—TriMas Corporation (NASDAQ: TRS) today announced its intent to offer to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, $250 million aggregate principal amount of senior secured notes due 2017. The proceeds of the proposed offering, together with cash on hand, will be used by TriMas Corporation to purchase, redeem or otherwise retire all of its outstanding 9 7/8% senior subordinated notes due 2012. The offering is subject to market and other customary conditions.

        The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption there from. The Notes are being offered and sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

        This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

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  Exhibit 99.2
TRIMAS CORPORATION ANNOUNCES $250 MILLION SENIOR SECURED NOTE OFFERING